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                                                                   EXHIBIT 10.55

              Section 3.3 of all past and future option agreements issued under the Guilford Directors' Stock Option Plan is amended and restated effective May 18, 1999 to read in its entirety as follows:

              "3.3 TERMINATION OF OPTION.

              The Option shall terminate ten (10) years after the date of grant of the Option, as set forth in Section 13 below, unless previously terminated pursuant to this Section 3.3 or Section 7.3 below. If the Optionee ceases to be a member of the Board, any unexercised or partially exercised Option held by the Optionee shall terminate in accordance with the following provisions:

              (i) If termination of Board service is for any reason other than a termination due to (a) retirement from the Board upon reaching the age set by the Board for the retirement of Directors; (b) failure to stand for election to the board with the Board's consent; (c) resignation from the board with the Board's consent; (d) resignation or termination as a result of, or within two
(2) years following, any Change in Control (as defined below); (e) death; or (f) "Cause" (as defined below), any unvested portion of the Option shall terminate immediately and the Option shall remain exercisable for six months following termination to the extent such Option was vested at the time of termination;

              (ii) If the termination of Board service is for any of the reasons "a" through "d" enumerated above, the Option shall become fully exercisable, continue in force, and continue to be exercisable for the remainder of the 10 year term of such Option, subject to the following regarding the Optionee's death;

              (iii) If termination of Board service is due to Optionee's death, or in the event of a former Director's death following a termination of Board service for any of the reasons "a" through "d" enumerated above, the Option shall become fully exercisable, continue in force, and continue to be exercisable for one year following the date of death, at which point such Option shall terminate;

              (iv) If the termination of Board service is due to Cause, the Option shall immediately terminate. For purposes of this Agreement, "Cause" means (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of a material agreement, if any, between Optionee and the Corporation or any of its affiliates."



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